                                                                   EXHIBIT 10(7)


                          SOFTWARE LICENSE AGREEMENT

     This SOFTWARE LICENSE AGREEMENT ("Agreement") is entered into effective as of July 16, 1999 (the "Effective Date"), between CORTEXT LTD., an Israeli company, of Yigal Allon 57, Tel Aviv, Israel ("Cortext") and PLANET COMMUNICATIONS LTD., an Israeli company of Yigal Allon 57, Tel Aviv, Israel ("Planet") on the one hand, and VIRTUAL COMMUNITIES, INC., a Delaware corporation, of 589 8th Avenue, New York, New York 10018 ("Licensee") and any of Licensee's subsidiaries that subsequently execute this Agreement, on the other hand:

                                   Background

     A. CORTEXT created certain web publishing tool kit software (the "Tool Kit"). CORTEXT. Cortext and Planet, (hereinafter jointly referred to as "Licensor,") each have fifty percent (50%) ownership of the Tool Kit, including all and any part of its enabling technologies and any improvements or Licensor Derivative Works thereto and any part or detail thereof (collectively, the "Magazine Software").

     B. Licensee desires to obtain a license, with the limited right to sublicense, to the Magazine Software and Licensor desires to grant such a license and provide ancillary services, all subject to the terms and conditions set forth in this Agreement.

NOW THEREFORE, the parties agree as follows:

     1.  DEFINITIONS.

         1.1. "Derivative Work" shall mean a "derivative work" or "compilation" within the meaning of such terms under the U.S. Copyright Act (17 U.S.C. (S) 101 et seq.), which meaning is as follows: a "derivative work" is a workbased upon one or more preexisting works, such as a translation, abridgment, condensation, or any other form in which a work may be recast, transformed, or adapted, or a work consisting of editorial revisions, annotations, elaborations, or other modifications which, as a whole, represent an original work of authorship; and a "compilation" is a work formed by the collection and assembling of preexisting materials or of data that are selected, coordinated, or arranged in such a way that the resulting work as a whole constitutes an original work of authorship, and including collective works.

         1.2. "Proprietary Rights" shall mean, collectively, Patents, Trade Secrets, Copyrights, moral rights, trade names, rights in trade dress, and all other intellectual property rights and proprietary rights, whether arising under the laws of the United States or any other state, country or jurisdiction, including all rights or causes of action for infringement or misappropriation of any of the foregoing, now existing or hereafter developed during the term of this Agreement. For purposes of this Agreement: (a) "Patents" shall mean all patent rights and all right, title and interest in all patent applications, letters patent or equivalent rights and applications, including any reissue, extension, division, continuation, or continuation-in-part applications throughout the world; (b) "Trade Secrets" shall mean all right, title and interest in all trade secrets and trade secret rights arising under common law, state law, federal law or laws of foreign countries and (c) "Copyrights" shall mean all copyrights, and all right, title and interest in all copyrights, copyright registrations and applications for copyright registration, certificates of copyright and copyrighted interests throughout the world, and all right, title and interest in related applications and registrations throughout the world.

         1.3. "Permitted Subsidiaries" shall mean Virtual Communities Israel Ltd. and V.C.I Internet Properties Ltd. or any company majority owned by Licensee, which manages and operates VCI's web communities and for as long as it is a subsidiary of VCI or manages and operates VCI's web communities, respectively.

         1.4. "Content Partner" shall mean an entity with whom the Licensee has entered into a written agreement for the use of the entity's content on one of the Licensee's online communities for as long as it is a Content Partner of Licensee.

2.   LICENSE.

         2.1 Subject to Licensee's compliance with the terms and conditions of this Agreement, Licensor grants to Licensee, and Licensee accepts from Licensor, a worldwide, transferable, perpetual, sublicenseable as provided in Section 2.2below, royalty-free, non-exclusive license under all of Licensor's Proprietary Rights in the Magazine Software to use the Magazine Software in object or source code form to:

         (i) Reproduce, modify, adapt, customize, translate into foreign languages, combine or integrate with other software and/or content, and create Derivative Works from all or any portion or portions of the Magazine Software.

         (ii) Perform, publicly display, distribute, or otherwise make available all or any portion or portions of the Magazine Software alone or in combination with other software and/or content; and

         (iii) Reproduce and otherwise use all or any portion or portions of the Magazine Software for the sole purpose of back-up, archival, maintenance, and technical support purposes.

         2.2 Pursuant to the terms and conditions of this Agreement, Licensee shall be allowed to sublicense royalty-free the Magazine Software only to Permitted Subsidiaries and Content Partners only for such parties' use to create, format, adapt, distribute, or otherwise prepare and provide content for and to Licensee's, Permitted Subsidiaries' and Content Partners' Web sites. In the case of Content Partners, Licensee shall not sublicense the Magazine Software to a Content Partner for Content Partner's use of the same on any site other than the Content Partner's web site which is the subject of the written agreement between Licensee and such Content Partner, and only in the event Licensee remits to Cortext a license fee on behalf of such Content Partner in the same manner as set forth for Third Parties as such term is defined below in section3(a)(i). Notwithstanding the same, Licensee shall not be required to pay a license fee on behalf of a Content Partner which receives a sublicense from Licensee for use of the Magazine Software solely for the purpose of enabling the Content Partner to manipulate its content on one or more of Licensee's web communities.

3.   RESTRICTIONS.

         (a)   RESALE.

         (i) The Magazine Software shall only be used by Licensee, its Permitted Subsidiaries and Content Partners, and shall not be sold or transferred by Licensee, Permitted Subsidiaries, or Content Partners except that Licensee may distribute the Magazine Software to third parties ("Third Parties") pursuant to the terms contained in the Licensor's standard End User License Agreement and for standard license fees for the then current version and release of the Magazine Software. Licensor agrees to provide Licensee promptly upon request with the then current version and release of the Magazine Software, and any applicable documentation, all in the form and on the media requested. Licensor agrees that the terms and conditions of such End User License Agreement for Third Parties shall be usual and customary and in all events reasonable, including obligating Licensor to provide upgrades, debugging, troubleshooting, and other reasonable support of Third Party end users. Licensee shall remit to Cortext any license fees collected, less a commission of twenty percent (20%) of each standard license fee, within thirty (30) days of Licensee's receipt of such license fees.

         (ii) Prior to distributing the Magazine Software to a Third Party other than Permitted Subsidiaries or Content Partners, Licensee shall first provide Licensor with the name of the party to whom the Licensor wishes to distribute the Magazine Software. Licensor shall have a period of five (5) business days from the date it receives notice of Licensee's notice of its intention to distribute the Magazine Software to object to the Licensee's sale of the Magazine Software to such Third Party for the sole reason that such Third Party was a Potential Client of the Licensor. For the purposes of this Agreement, a "Potential Client" means an entity with whom Licensor has previously discussed or entered into negotiations regarding the purchase of Magazine Software and to whom Licensor has provided written materials regarding Magazine Software and such Potential Client has not indicated to Licensor that it has chosen not to acquire Magazine Software. Licensor's failure to notify the Licensee of its objection to a Third Party shall entitle the Licensee to distribute the Magazine Software to such Third Party. Licensor and/or entities authorized by Licensor to market and sell its software products, shall not use information provided to Licensor from Licensee regarding such Third Parties to contact the same.

         (iii) Prior to distributing the Magazine Software to a Third Party, Licensee shall also obtain from Licensor the current price for the Magazine Software.

         (b)   MARKINGS.

         Licensee undertakes to ensure that all titles, trademarks, copyright notices and other proprietary markings placed by Licensor shall be reproduced on all permitted copies of the Magazine Software. In no event shall Licensee remove, or permit others to remove, such titles, trademarks, copyright notices or other proprietary markings.

     4.   PROPRIETARY MATTERS.

          (a)  OWNERSHIP.

Licensee acknowledges that, as between Licensor and Licensee, the Magazine Software, including all Proprietary Rights with respect thereto, are, and at all times will be, the sole property of Licensor. It is agreed and acknowledged that, any Derivative Works made by Licensee, including all Proprietary Rights with respect thereto, based on or using Magazine Software, shall be at all times will beowned by Licensor unless such Derivative Work is materially different than the Magazine Software (hereinafter referred to as "Licensee Derivative Works"), in which case the ownership thereof shall joint between Licensor and Licensee, however, any Licensee Derivative Work shall include an acknowledgement that such Licensee Derivative Work is based on the Magazine Software and in the event of the distribution of a Licensee Derivative Works by Licensee, Licensee shall remit to Cortext the higher of a) the standard license fee for the Magazine Software on which the Licensee Derivative Works are based and b) 10% of the price received by the Licensee from the license of Licensee Derivitive Work. The license or sale by the Licensee of a Derivitive Work shall be subject to the same terms as set forth in section 3(a) herein. (b) Licensee hereby grants to Licensor an irrevocable, transferable, worldwide, perpetual, royalty free, non-execlusive license to use the Licensee Derivative Works provided that all terms and conditions of this agreement shall apply mutatis mutandi.

          (b)  CONFIDENTIAL INFORMATION.

          Licensor and Licensee acknowledge that, in the course of dealings between the parties, each party will acquire information, identified as confidential, about the other party, its business activities and operations, its technical information and trade secrets, of a highly confidential and proprietary nature. Each party will hold such information, which is identified as being confidential as well as the terms of this Agreement in strict confidence and will not disclose or reveal the same to third parties except for any information generally available to or known to the public, independently developed outside the scope of this Agreement, lawfully disclosed by a third party, or required to be disclosed to a tribunal, provided that in the case of required disclosures to tribunals, the receiving party will notify the disclosing party prior to such disclosure to allow the disclosing party to obtain protective orders maintaining the confidentiality of such information. Notwithstanding the foregoing, Licensee and any third party having the right to use the Magazine Software from Licensee pursuant to this Agreement shall not be prohibited from using the Magazine Software in the intended operational environment, including but not limited to where the operation of same may be observed by persons other than Licensee or any Third Party having the right to use the Magazine Software from Licensee pursuant to this Agreement.

     5.   MAINTENANCE AND TECHNICAL SUPPORT SERVICES.

          (a)  SUPPORT

          For a period of one year following the completion of Milestone 3 set forth in Appendix B, Licensor shall use its best efforts to provide Licensee with support services for the Magazine Software for Licensee's use and for Licensee's provision of support services to Permitted Subsidiaries, Content Partners and Third Parties, as outlined in Exhibit A. However, Licensee shall be responsible for implementing and integrating the Magazine Software into Licensee's web sites, its Content Partner's web sites and the sites of Third Parties to whom Licensee distributes the Magazine Software and for providing support services to such parties.

          (b)  SUPPORT FEES.

          Licensee shall be entitled to the support services set forth in Exhibit A for no charge during the first year of the use of the Magazine Software. Commencing with the second year of the use of the Magazine Software, Licensee shall pay Cortext an hourly fee for support services it requires according to Cortext's standard fees for such services. Licensee shall also pay Cortext a yearly fee in the amount of $2,500 for upgrades to the Magazine Software which shall be available for the use of Licensee, its Permitted Subsidiaries, Content Partners and Third Parties to whom Licensee has distributed the Magazine Software; provided, however, that the web sites of such parties are situated on a Licensee server. Content Partners who have been licensed the Magazine Software for use on their own web sites and Third Parties whose sites do not reside on a Licensee server shall pay directly to Cortext a yearly support fee, in an amount equal to 5% of the then current price for a Magazine Software, entitling them to standard support services and upgrades for the Magazine Software. In the event such Content Partners and Third Parties wish to receive additional support services from Cortext beyond those provided by it pursuant to its standard support services policy, Cortext shall provide the same at it's then standard charges for the same. In the event that "on site" support is required, such parties shall pay, in addition, all pre-approved travel and lodging expenses.

          (c)  DEVELOPMENT SERVICES

          For six (6) months after the later of a) July 31, 1999 and b) the completion of Milestone 3 as set forth in Appendix B, (the "Commitment Period") Licensor shall use its best efforts to provide development services for the Magazine Software as requested by Licensee. During the Commitment Period, Licensee shall pay Cortext on a monthly basis as an independent contractor for that portion of the reasonable gross salaries plus 10% overhead of Cortext's employees actually and directly attributable to Cortext's employees providing such development hereunder. In the event the parties do not enter into a Share Purchase Agreement by July 31, 1999 (or such extended date as the parties shall otherwise consent), the development fees shall be agreed between the parties on a project by project basis based on Cortext's customary fees for software development. Any improvements made by Cortext to the Magazine Software as a result of development services requested and paid for by Licensee shall be owned by Licensor.

     6.   PAYMENT.

          (a)  LICENSE FEE.

          In consideration for the licenses granted to Licensee in this Agreement, Licensee will pay to Licensor $50,000, plus Value Added Tax ("V.A.T.") according to the payment schedule as outlined in Exhibit B. Upon the first payment of such consideration to Licensor as set forth in the payment schedule as outlined in Exhibit B, Licensee shall be entitled to use the Magazine Software as set forth herein and Licensee shall be entitled to act as a distributor of the Magazine Software to Third Parties as per section 3(a). Upon the last payment of such consideration to Licensor as set forth in the payment schedule as outlined in Exhibit B, Licensee shall be entitled to provide the Magazine Software to an unlimited number of Content Partners who use the Magazine Software solely for the purpose of manipulating their content on one or more of the Licensee's web communities provided Licensee notifies Licensor of the identities of such Content Partners.

          (b)  FORM OF PAYMENT; TAXES; LATE PAYMENTS.

All payments are payable in New Israel Shekels ("NIS") at the representative rate of exchange to the U.S. Dollar on the date of the payment by direct swift deposit into Cortext's account number 051300/12 in Bank Leumi Le'Israel, Ba'am, Branch 333. Other than the payment of V.A.T (which shall be added to each payment), the amount of the stated License Fee does not include any taxes, duties or other governmental charges levied or which may be levied on Licensor income in respect of such fees or the services performed hereunder and are the sole responsibility of the Licensor.

          Late payments shall bear interest at a rate of 8% annually.

     7.   TERM AND TERMINATION.

          (a)  LICENSE TERM.

          THE TERM OF THIS AGREEMENT AND THE LICENSES GRANTED HEREUNDER WILL BE PERPETUAL UPON PAYMENT OF THE FIFTY THOUSAND DOLLAR ($50,000) LICENSE FEE WITH RESPECT TO MAGAZINE SOFTWARE. THIS AGREEMENT CAN ONLY BE TERMINATED BY EITHER PARTY IF THE OTHER MATERIALLY BREACHES ANY OF ITS MATERIAL OBLIGATIONS UNDER THIS AGREEMENT AND HAS NOT REMEDIED SUCH BREACH WITHIN 30 WORKING DAYS AS OF THE DATE OF NOTICE OF THE BREACH.

          (b) In the event of termination by Licensor of the Licensee's and the Permitted Subsidiaries' rights to the Magazine Software, the rights and obligations of Permitted Content Partners and Third Party end users to whom Licensee has distributed the Magazine Software shall continue pursuant to the terms of the End User License.

          (c)  EFFECT OF TERMINATION.

          Termination of this Agreement or the licenses granted hereunder will not limit either party from pursuing any other remedies available to it, including injunctive relief, nor will termination relieve Licensee of its obligation to pay all fees and other amounts that accrued prior to the effective date of termination. Sections 1, 4, 7, 8, and 9 shall survive any termination of this Agreement.

     8.   WARRANTY; LIABILITY.

          (a)  NON-INFRINGEMENT WARRANTY AND INDEMNITY.

          Each of Cortext and Planet represent and warrant to the best of their knowledge that each has the right to enter into this Agreement and license the Magazine Software on the terms and conditions set forth in this Agreement both with respect to each other and any third party, and that the authorized use of the Magazine Software within the scope of such license does not infringe any copyright or patent or misappropriate any trade secret or any other intellectual or proprietary right of a third party. Each of Cortext and Planet represent and warrant to the best of their knowledge that the Magazine Software contains no "time-bombs" or other materially disabling features which in any way may materially adversely affect Licensee's use of the Magazine Software within the scope of the license granted in Section 2 above. Each of Cortext and Planet represent and warrant that they have used their best efforts to ensure that the Magazine Software contains no viruses. Licensor further represents and warrants that the Magazine Software is year 2000 compliant. Licensor expressly disclaims any warranties of merchantability or fitness for a particular purpose. Licensor will indemnify and hold Licensee harmless and defend Licensee from and against actual payments in respect of all claims or actions of any type by Dapei Zahav, and/or the Jerisalem Post, and any damages, liabilities, costs, and/or expenses (including reasonable fees of counsel and other professionals) incurred by Licensee arising out of a breach of the warranty in this Section 8 with respect to Dapei Zahav, and/or the Jerisalem Post, provided that Licensee promptly notifies Licensor of any such claim or action which alleges such infringement or misappropriation, and grants Licensor the sole control of the defense of any such action, including all negotiations for its settlement or compromise. If Licensee is a defendant in such action, it may participate at its expense. Licensor will use commercially reasonable efforts to mitigate any damages arising out of a final judicial determination that use of the Magazine Software infringes third party intellectual property or proprietary rights (including patents issued either before or after the Effective Date) by either (A) delivering a non-infringing version of the Magazine Software, or (B) obtaining a license from the third party such that the use of the Magazine Software as contemplated hereunder is no longer infringing or (c) delivering a substitute to Magazine Software which similarly materially performs as the Magazine Software. Licensor also will indemnify and hold Licensee harmless and defend Licensee from and against all finally settled and successful (whether adjudicated, arbitrated, or settled) claims or actions of any type by any third party, and any damages, liabilities, costs, and/or expenses (including reasonable fees of counsel and other professionals) paid or payable by Licensee arising out of a breach of the warranty in this Section 8 with respect to such third parties, and Licensee shall have the sole control of the defense of any such action, except for negotiations for its settlement or compromise which shall be coordinated in advance with Cortext. Licensee shall use its best efforts to provide Cortext with or to facilitate Licensor's access to any and all documents relating to such action. Licensor specifically and expressly shall not be responsible for any claim to the extent such claim is based upon any Derivative Work created by Licensee.

          (b)  LICENSOR'S LIMITATION ON LIABILITY.

          IN NO EVENT WILL LICENSOR BE LIABLE TO LICENSEE FOR LOSS OF PROFITS, LOSS OF REVENUES, LOSS OF SAVINGS, LOSS OF USE, LOSS OR CORRUPTION OF DATA OR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, WHETHER UNDER TORT, CONTRACT OR OTHER THEORIES OF RECOVERY, EVEN IF LICENSOR HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES

          (c)  LICENSEE'S LIMITATION ON LIABILITY.

          IN NO EVENT (OTHER THAN LICENSEE'S INFRINGEMENT OF LICENSOR'S COPYRIGHTS AND OTHER INTELLECTUAL PROPERTY RIGHTS, OR BREACH OF LICENSEE'S OBLIGATIONS IN SECTIONS 2, 3 OR 4 ABOVE) WILL LICENSEE BE LIABLE TO LICENSOR FOR LOSS OF PROFITS, LOSS OF REVENUES, LOSS OF SAVINGS, LOSS OF USE, LOSS OR CORRUPTION OF DATA OR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, WHETHER UNDER TORT, CONTRACT OR OTHER THEORIES OF RECOVERY, EVEN IF LICENSEE HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     9.   MISCELLANEOUS.

          (a)  NOTICES.

          All notices will be given in writing and will be sent by certified mail, postage prepaid and return receipt requested, or transmitted by facsimile if confirmed by such mailing, and shall be deemed received not later than 5 working days as of its deposit in registered (and if delivered by had - upon delivery) to the address indicated for the receiving party on the signature page below. Either party may change its address or facsimile telephone number by written notice to the other party.

          (b)  ENTIRE AGREEMENT; AMENDMENTS.

          This Agreement and the attachments and exhibits hereto constitute the entire agreement of the parties concerning the subject matter hereof, superseding all prior and contemporaneous proposals, negotiations, communications and agreements, written or oral, with respect to the subject matter of this Agreement. No representation or promise relating to and no amendment or modification of this Agreement will be binding unless it is in writing and signed by an authorized representative of each party. This Agreement supercedes Section of 4 of the Term Sheet which was signed by the parties on May 16, 1999 with all extensions thereof. Any majority-controlled subsidiary of Licensee may become a licensee party to this Agreement as of right and upon written demand and Licensee agrees to such amendment and to take any actions necessary to implement such amendment in advance.

          (c) GOVERNING LAW; CAPTIONS; FORCE MAJEURE, WAIVER; ETC.

          This Agreement will be governed by and construed in accordance with the substantive laws of the State of New York and the United States without regard to conflicts of laws provisions thereof and without regard to the United Nations Convention on Contracts for the International Sale of Goods. The captions appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or interpretation of this Agreement. Neither party shall be responsible for any delay or failure in performance of any part of this Agreement to the extent that such delay or failure is caused by fire, flood, explosion, war, embargo, government requirement, civil or military authority, act of God, act or omission of carriers or other similar causes beyond its control. If any such an event of force majeure occurs and such event continues for ninety (90) days or more, the party delayed or unable to perform shall give immediate notice to the other party, and the party affected by the other's delay or inability to perform may elect at its sole discretion to terminate this Agreement upon mutual agreement of the parties. No waiver by a party of any breach of any provision of this Agreement will constitute a waiver of any other breach of that or any other provision of this Agreement. In the event that any of the provisions contained in this Agreement are held to be unenforceable, such provisions will be narrowed (or deleted if necessary) to the minimum extent necessary to make them enforceable. The prevailing party in any dispute will be entitled to receive from the other party its reasonable attorneys' fees and costs.

          (d)  INJUNCTIVE RELIEF.

          Licensee hereby acknowledges that unauthorized disclosure or use of the Magazine Software or any other breach of this Agreement could cause irreparable harm and significant injury to Licensor that may be difficult to ascertain. Accordingly, Licensee agrees that Licensor will have the right to obtain immediate injunctive relief to enforce obligations under this Agreement in addition to any other rights and remedies it may have.

          (e)  INDEPENDENT CONTRACTORS.

          Each party will perform its obligations as an independent contractor and will be solely responsible for its own financial obligations. This Agreement will not create a joint venture, partnership, or principal and agent relationship between the parties. Neither party will have the authority or will represent that it has the authority to assume or create any obligation, express or implied on behalf of the other party, except as expressly provided herein.

          (f)  ASSIGNMENT.

          Either Licensor or Licensee shall have the right to assign all, or any part of, the rights granted to it hereunder, without any additional consideration to a party that has acquired the majority ownership of the Licensor or Licensee,provided, however, that the assignee undertakes to assume all the obligations of the assigning party as a precondition to the assignment.

          (g)  COUNTERPARTS.

          This Agreement may be executed in counterparts, each of which will be deemed an original, but all of such counterparts together will constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the last day and year specified below.

          Virtual Communities, Inc., on behalf
          of itself and its wholly-owned subsidiaries

          By: /s/ Avi Moskowitz

          Title:____________________

          Date:_____________________

          Fax: _____________________


          Cortext Ltd.

          By: /s/ Noam Ilan

          Title:____________________

          Date:_____________________

          Fax: _____________________


          Planet Communications Ltd.

          By: /s/ Shimon Ochion

          Title:____________________

          Date:_____________________

          Fax: _____________________

                                   EXHIBIT A

                               SUPPORT SERVICES


Licensor shall provide to Licensee the following services in support of Licensee's use of the Magazine Software or Licensee's support of its Permitted Subsidiaries, Content Partners use of the Magazine Software and Third Parties to whom the Licensee distributes the Magazine Software use of the Magazine
Software:

1. Hot line Assistance by telephone in the installation and configuration of the Magazine Software;

2. Bug fixes in the Magazine Software and associated scripts written by Licensor;

3.  Documentation In English of Magazine Software components produced by
    Licensor;

4. Telephone Assistance in troubleshooting problems arising from the Magazine Software's use;

5.  Upgrades of the Magazine Software as the same become available

                                   EXHIBIT B

                               PAYMENT SCHEDULE


          1.) Payment to Licensor from Licensee in the amount of $15,000 upon the execution of this Software License Agreement and the delivery to Licensee of a fully operational, limited version of the Magazine Software suitable for application on the Licensee's Virtual Jerusalem web site's homepage and channel pages. Licensor acknowledges its previous receipt of $5,000 paid by Licensee to Licensor prior to the date hereof as an advance on the License Fee;

          2.) Payment to Licensor from Licensee in the amount of $10,000 upon delivery of a fully operational version of the Magazine Software suitable for use on all of the Licensee's online communities, including Virtual Jerusalem, Virtual HolyLand and Virtual Ireland and a prospective Third Party, Troma, Inc., which date shall be no later than August 15, 1999; and

          3.)  Payment to Licensor from Licensee in the amount of $20,000 thirty
(30) days from delivery of the fully operational version as set forth in section 2 above.